THORNBURG MORTGAGE ASSET CORPORATION
                          DBA THORNBURG MORTGAGE, INC.

                               AMENDMENT TO BYLAWS

                            (effective July 15, 1999)

Article  IV,  Section  13

The penultimate sentence in the third paragraph of Article IV Section 13 is restated as follows:

Each contract for the services of a Manager entered into by the Board of Directors shall have a term of no more than ten (10) years, renewable at or prior to expiration of the contract.


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